Exhibit 99.3

Board of Directors
MarketSpan Corporation


Ladies and Gentlemen:

         As you know, John A. Levin & Co., Inc., a registered adviser, is one of the largest investors in MarketSpan. Our investment in MarketSpan was based in significant part on our evaluation of the Company as presented in the Lilco proxy of June 1997. In view of the controversy regarding corporate governance and the erosion of market value of the Company, we believe that the views of shareholders should be given great weight in the Board's decision-making at this time, particularly given the fact that the shareholders approved the creation of MarketSpan on the basis of the governance arrangements set forth in the proxy. We have set forth our views on governance issues, which are summarized in a
Schedule 13D filed July 28, 1998 with the Securities and Exchange Commission.

         In particular we note our recommendation that if there is to be a change in the chairmanship of MarketSpan, an interim chairman should be designated who is not presently a director of the company to allow an objective determination with respect to the future of the Company, and consultation with shareholders through a special committee.

         If there is to be any change in the governance arrangements set forth in the proxy, we hereby request that the Board of Directors of the Corporation call a special meeting (or accelerate the annual meeting) of shareholders with the purpose of dealing with all matters normally put before an annual meeting of shareholders. At that meeting, management would be expected to present an outline of its business plan so that shareholders can understand management's and the Board's program. At such meeting there would also be a new election of directors to ensure that the Board and management have the support of shareholders in implementing their business plan.

         We understand that under Article V of the Company's Certificate of Incorporation shareholders are not permitted to call a meeting on their own but that such a meeting may be called by the Board of Directors. It is our view that the Board has a fiduciary duty, under the extraordinary and unique circumstances facing the Company, to do so. We therefore formally request the Board of Directors to call such a meeting promptly following any change in the governance arrangements set forth in the proxy.

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         If there is any question about this request or our position, we also request an opportunity to meet with the directors of the company to present our position in more detail.

                                          Yours very truly,


                                          JOHN A. LEVIN & CO., INC.


                                          By: /s/ John A. Levin
                                          ---------------------

                                          By: /s/ Frank F. Rango
                                          ----------------------

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